Exhibit 10.1

RESCISSION AGREEMENT

THIS RESCISSION AGREEMENT ("Agreement") is made on the 18th day of June, 2008, (the "Effective Date"), by and among Destination Television, Inc., a Delaware corporation ("Destination"), American Broadcast Group LLC., a Florida limited liability company ("ABG"), Durham and Partners Worldwide Inc., a Delaware corporation ("DPW") and Fred Durham, an individual. Destination, ABG, DPW and Fred Durham may hereafter be referred to as a "Party," collectively, the "Parties."

WITNESSETH:

            WHEREAS, on November 1, 2007, Destination, ABG and DPW, the sole shareholder of ABG at that time, entered into a Purchase Agreement (the "Purchase Agreement") whereby Destination, acquired 100% of the issued and outstanding member equity interests of ABG in exchange for 3,520,000 shares of Destination's common stock, par value $0.0001 per share (the "Destination Shares");

            WHEREAS, the parties hereto desire to rescind the Purchase Agreement;

            NOW THEREFORE, the parties hereto agree as follows:

            1.         Return of the Destination Shares

            DPW and Fred Durham hereby agree to surrender the certificates representing 3,520,000 of the Destination Shares to Destination upon the execution of this Agreement. The certificates are to be endorsed with Medallion guarantees.

            2.         Return of the Member Equity Interests of ABG

            Destination hereby agrees to surrender 100% of the member equity interests in ABG to DPW and/or Fred Durham upon execution of this Agreement.

            3.         Liabilities

            The Parties agree that Destination will not be responsible for any liabilities of ABG which were incurred either prior to Destination's acquisition of ABG or during the period of Destination's ownership of ABG. The Parties further agree that Destination will not be responsible for any future debts of ABG.

            4.        Tax and Financial Reporting

            ABG shall file tax returns for the year ended December 31, 2007 separate from Destination and Destination agrees to not include ABG's revenue and expenses in a consolidated corporate income tax return.  Each party agrees to be responsible for any tax liability on its income for the period from November 1, 2007 to the Effective Date.

            The Parties agree to take such actions and steps as may be reasonably requested by the other party to execute and deliver any required filings with governmental authorities including accounting information that may be required for the review or audit of Destination's financial statements.

            5.    Entire Agreement

            This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any prior or contemporaneous agreements or understandings, whether written or oral, relating to such subject matter.

            6.     Amendments

            This Agreement may not be modified or amended except by written document signed by the parties.

            7.        Waivers

            No failure of any party to insist on performance by another party, of any of its obligations in one instance, will waive such party's right to insist on performance of that or any other obligation in the future. Any waiver by any party of any provision of this Agreement shall be made expressly in writing and not be considered to be a waiver of any subsequent breach of the same or any other provision of this Agreement.

            8.       Confidentiality

            The terms and conditions of this Agreement are confidential and the Parties shall not divulge the terms of this Agreement to third parties generally, except as required by applicable law or to enforce this Agreement or to defend against a claim related thereto and except that either party may reveal such terms to its accountants, legal counsel and directors.

            9.         Parties

            This Agreement is for the benefit of, and binds, the parties, their successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            10.       Representation of Authority.

            Each individual executing this Agreement on behalf of himself, or limited liability company, corporation, or other legal  entity  represents  and  warrants  that  he has all requisite right,  power, and authority to do so and to bind such person or entity to each and all of the terms hereof.

            11.       Attorneys' Fees

            The prevailing  party  in any  proceeding  brought  to interpret or enforce the provisions of this Agreement, or for damages for any alleged breach, shall be entitled to an award of reasonable attorneys' fees and costs incurred at both the trial and appellate levels incurred in enforcing its or his rights hereunder.

            12.      Governing Law

            This Agreement shall be construed in accordance with the laws of the State of Florida.

            13.       Severability

            The provisions of this Agreement will be deemed severable, and if any part of any provision is held void or invalid under applicable law, such provision will be changed to the extent reasonably necessary to make the provision, as so changed valid and binding. If any provision of this Agreement is held void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

            14.       Counterparts

            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

IN WITNESS WHEREOF, and INTENDING TO BE LEGALLY BOUND HEREBY, the undersigned have executed this Rescission Agreement as of the date first written above.

Destination Television, Inc.	American Broadcast Group LLC
By: /s/ Gordon Scott Venters	By: /s/Fred Durham
Gordon Scott Venters, President	Fred Durham, Managing Member

Fred Durham	Durham and Partners Worldwide Inc.
By: /s/ Fred Durham	By: /s/ Fred Durham
Fred Durham, an Individual	Fred Durham, President